FILED PURSUANT TO RULE 424(C)
                                                   REGISTRATION NUMBER 333-78129


                 SUPPLEMENT TO PROSPECTUS DATED AUGUST 13, 1999


THIS  SUPPLEMENTS  THAT  CERTAIN  PROSPECTUS  DATED  AUGUST  13,  1999

In August 1999, we entered into an agreement with RGC International Investors, LDC pursuant to which it exercised 150,000 warrants that were issued to it on March 31, 1999 in connection with the issuance of convertible debentures. The common stock issuable upon exercise of the warrants was registered by us pursuant to this prospectus dated August 13, 1999. In consideration for the early exercise of its warrants, the exercise price for the warrants was decreased from $12.375 to $7.857 and we issued RGC warrants to purchase an additional 150,000 shares of common stock with an exercise price of $7.857.



Dated:  November  18,  1999


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